Exhibit 99.1

Kopin Provides Business Update and First Quarter 2020 Operating Results

  Q1 Revenues Increase 42%; R&D and SG&A Decline 49%
  Defense Product Revenues Increase 144%
  Company Receives Initial Order for 720P and 2K OLED Micro Display Backplane Wafers

WESTBOROUGH, Mass.--(BUSINESS WIRE)--May 5, 2020--Kopin Corporation (Nasdaq: KOPN), a leading provider of innovative wearable computing technologies and solutions, today provided an update on its business initiatives and reported financial results for the first quarter ended March 28, 2020.

“We are pleased with the strong start to the year, reflecting ongoing demand from defense customers, continued success in streamlining our cost structure and most importantly, the dedication of our employees,” said Dr. John C.C. Fan, CEO of Kopin. “Revenues increased by approximately 42% in the first quarter of 2020, driven by both defense production and funded development programs. We continued to ship under the FWS-I and F-35 Joint Strike Fighter programs and we recently announced another follow-on order for the F-35 program, which includes shipments into 2021. We also saw continued progress on our defense development programs, where we have more than 10 programs in various stages of development. While some of these may not contribute significantly to product revenue for the next year or two, and perhaps not all will reach production after moving through development, this is by far the strongest defense program portfolio in Kopin's history. We also are partnering with various defense contractors on other opportunities and we expect to make a number of announcements in the coming months.”

Dr. Fan continued, “As a result of the strategic realignment program kicked off last year, we decreased R&D and SG&A costs by 49% in the first quarter of 2020. A significant driver in our success were steps to rationalize our R&D activities. Our current internal R&D investments are primarily focused on our Organic Light Emitting Diode (OLED) displays. At the Consumer Electronics Show in January 2020 we demonstrated the world’s first monochrome double-stack OLED which emits more than 20,000 nits. We also demonstrated our early samples of full color 2.6K OLED 1.3" diagonal displays using double stacks. In addition, in the first quarter of 2020 we received our first production order for our OLED backplane wafers, which we expect to ship in the second quarter of 2020.

“I want to highlight that our success this quarter would not have been possible without the dedication of our employees. Kopin has remained open and operating during the COVID-19 lockdown because of our defense-related business. Some of our employees do work remotely, but that was not an option for our production employees. The attendance of this group has been very good, and they have kept a very positive frame of mind in these difficult times. While our AMLCD products are made in a Class 10 cleanroom where the employees are always gowned and wear masks and gloves, we took additional precautions for the safety of our employees.

“An interesting result of the COVID-19 situation has been our Augmented Reality (AR) headset customers reporting that their products are being used in hospitals and areas of high infection by medical and public safety responders. These applications are demonstrating the power of the technology in allowing collaborative responses while minimizing the number of people on site.”

Dr. Fan concluded, “While we are experiencing unusual times to say the least, we believe our strong defense business, OLED micro displays development activities and continued emphasis on efficiently managing our cost structure is carrying our momentum into the second quarter.”

First Quarter Financial Results

Total revenues for the first quarter ended March 28, 2020 were $7.9 million, compared with $5.5 million for the first quarter ended March 30, 2019, a 42% increase year over year.

Research and development (R&D) expenses for the first quarter of 2020 were $2.3 million compared to $5.0 million for the first quarter of 2019, a 53% decrease year over year.

Selling, general and administrative (SG&A) expenses were $3.4 million for the first quarter of 2020, compared to $6.3 million for the first quarter of 2019, a 45% decrease year over year.

The net loss attributable to controlling interest for the first quarter of 2020 was $3.6 million, or $0.04 per share, compared with net loss of $11.3 million, or $0.15 per share, for the first quarter of 2019.

Net cash used in operating activities for the first quarter ended March 28, 2020 was approximately $3.9 million. Included in the $3.9 million was approximately $0.5 million of contingent earnout paid to the former owners of NVIS, Inc, which Kopin acquired in 2017. Kopin's cash and equivalents and marketable securities were approximately $17.6 million at March 28, 2020 as compared to $21.8 million at December 28, 2019. At March 28, 2020 Kopin had no long-term debt.

All amounts above are estimates and readers should refer to our Form 10-Q for the quarter ended March 28, 2020, for final disposition as well as important risk factors.

Conference Call

Kopin will host a conference call this morning at 8:30am ET. To participate, please dial 888-254-3590 (U.S. and Canada) or 323-794-2551 (International). The call will also be available as a live and archived audio webcast on the Investor Relations section of Kopin's website at www.kopin.com.

About Kopin

Kopin Corporation is a leading developer and provider of innovative wearable technologies and critical components for integration into wearable computing systems for defense, industrial and consumer products. Kopin’s technology portfolio includes ultra-small displays, optics, speech enhancement technology, and low-power ASICs. For more information, please visit Kopin’s website at www.kopin.com.

Forward-Looking Statements

Statements in this press release may be considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are subject to the safe harbor created by such sections. Words such as "expects," "believes," "can," "will," "estimates," and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. We caution readers not to place undue reliance on any such "forward-looking statements," which speak only as of the date made, and advise readers that these forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. These forward-looking statements may include statements with respect to: additional orders for the F-35 program and shipments resulting therefrom; our expectation that we will to make a number of announcements in the coming months on other defense opportunities; receiving our first production order for our OLED backplane wafers, and our expected timing to ship our first production order; and our belief that our strong defense business, OLED micro displays development activities and continued emphasis on efficiently managing our cost structure should carry our momentum into the second quarter;. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany the forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as may otherwise be required by the federal securities laws. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management's expectations are described in Part I, Item 1A. Risk Factors; Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations; and other parts of our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, or as updated from time to time our Securities and Exchange Commission filings.

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended

	March 28, 2020	March 30, 2019
Revenues by Category (in millions)
Defense Applications	$3.5	$1.4
Industrial Applications	2.2	2.5
Consumer Applications	0.2	0.7
Research and Development and other	2.0	0.9
Total	$7.9	$5.5

Stock-Based Compensation Expense
Cost of product revenues	$14,000	$32,000
Research and development	55,000	105,000
Selling, general and administrative	89,000	679,000
	$158,000	$816,000

Other Financial Information
Depreciation and amortization	$171,000	$264,000

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 28, 2020	March 30, 2019
Revenues:
Net product revenues	$5,919,206	$4,613,856
Research and development and other revenues	1,959,399	929,069
	7,878,605	5,542,925
Expenses:
Cost of product revenues	5,647,847	5,877,077
Research and development	2,339,748	4,966,716
Selling, general and administration	3,432,092	6,282,803
	11,419,687	17,126,596

Loss from operations	(3,541,082)	(11,583,671)

Other (expense) income, net	(86,909)	289,761

Loss before provision for income taxes and net loss (income)	(3,627,991)	(11,293,910)
from noncontrolling interest

Tax provision	(29,000)	(26,000)

Net loss	(3,656,991)	(11,319,910)

Net loss (income) attributable to noncontrolling interest	61,472	(11,017)

Net loss attributable to the controlling interest	$(3,595,519)	$(11,330,927)

Net loss per share:
Basic and diluted	$(0.04)	$(0.15)

Weighted average number of common shares outstanding:
Basic and diluted	82,536,412	74,968,981

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	March 28, 2020	December 28, 2019
ASSETS
Current assets:
Cash and marketable securities	$17,641,562	$21,782,244
Accounts receivable, net	5,929,983	6,023,250
Contract assets and unbilled receivables	1,394,633	921,082
Inventory	3,427,507	3,768,696
Prepaid and other current assets	1,485,817	1,269,369

Total current assets	29,879,502	33,764,641

Land, equipment and improvements, net	1,450,328	1,473,341
Operating lease right of use assets	2,506,159	2,753,963
Equity investments	4,346,642	4,537,159
Other assets	253,750	517,411

Total assets	$38,436,381	$43,046,515

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,925,184	$3,998,234
Accrued expenses	3,892,074	4,947,990
Operating lease liabilities	1,059,429	1,041,695
Taxes payable	503,000	525,000
Contract liabilities and billings in excess of revenues earned	1,229,396	796,794

Total current liabilities	10,609,083	11,309,713

Other long term liabilities	1,319,324	1,353,600
Operating lease liabilities, net of current portion	1,513,520	1,791,590

Total Kopin Corporation stockholders' equity	25,072,949	28,608,635
Noncontrolling interest	(78,495)	(17,023)
Total stockholders' equity	24,994,454	28,591,612
Total liabilities and stockholders' equity	$38,436,381	$43,046,515

Contacts

Richard Sneider, 508-870-5959
Treasurer and Chief Financial Officer
Richard_Sneider@kopin.com
or
Market Street Partners
Joann Horne, 415-445-3233
JHorne@marketstreetpartners.com